UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):    August 16, 2006

Acorda Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50513	13-3831168
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

15 Skyline Drive, Hawthorne, NY		10532
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:     (914) 347-4300

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 11, 2006, the Board of Directors of the Registrant approved the amendment of the employment agreements of the chief scientific officer, Andrew Blight, the chief operating officer, Mary Fisher, the chief financial officer, David Lawrence and the general counsel, Jane Wasman, to provide for the automatic renewal of those agreements for successive one year terms unless either party provides 60 days written notice of non-renewal.  Previously, each employment agreement expired on December 19, 2006, subject to extension by mutual agreement of the parties.

Item 8.01 Other Events

On August 11, 2006, the Board of Directors (the “Board”) of the Registrant approved a compensation policy for the Registrant’s outside directors.  Under the policy, each outside director shall be paid a cash retainer (the “Annual Cash Retainer”) each year consisting of a base fee and an additional amount(s) based on his or her committee assignment(s), as set forth in Table 1, below.  The Annual Cash Retainer shall be paid in equal quarterly installments contingent upon continued membership on the Board.

Upon election to the Board, each outside director also shall automatically be granted an initial option grant (the “Initial Option Grant”) for shares of the Registrant’s common stock in an amount equal in face value to two times his or her Annual Cash Retainer, calculated based on the closing price of the Registrant’s common stock on the date of grant on the NASDAQ Global Market (which price shall also be the exercise price), and vesting quarterly over a one-year period contingent upon continued membership on the Board.

Each outside director shall automatically be granted, upon the annual anniversary of his or her election to the Board, an annual option grant (the “Annual Option Grant”) for shares of the Registrant’s common stock in an amount equal in face value to 0.75 times his or her Annual Cash Retainer, calculated based on the closing price of the Registrant’s common stock on the date of grant on the NASDAQ Global Market (which price shall also be the exercise price), and vesting quarterly over a one-year period contingent upon continued membership on the Board.

Each person serving as an outside director as of August 11, 2006 (an “Initial Director”) shall receive a cash payment equal to his or her pro rata applicable Annual Cash Retainer as compensation for the period from February 15, 2006 to December 1, 2006 (which latter date shall be deemed to be the anniversary date for all Initial Directors for their Annual Cash Retainers and Annual Option Grants), in lieu of receiving any other compensation for that period under this or any other directors compensation policy.  No Initial Director shall be eligible to receive an Initial Option Grant.  Each Initial Director who remains a member of the Board as of December 1, 2006 shall automatically be granted an Annual Option Grant on that date.

Upon an outside director’s termination of membership on the Board, all vested options shall remain exercisable for twelve months (or such longer period as the Board may determine in its discretion on or after the date of grant of such option, to the extent consistent with Section 409A of the Internal Revenue Code).

Table 1. Outside Director Cash and Equity Compensation

Position	Annual Cash Retainer	Initial Option Grant	Annual Option Grant
Base Fee	$24,000	2x Annual Cash Retainer	.75x Annual Cash Retainer
Lead Director/Chair	$13,000	2x Annual Cash Retainer	.75x Annual Cash Retainer
Audit Committee Chair	$10,000	2x Annual Cash Retainer	.75x Annual Cash Retainer
Compensation Committee Chair	$8,000	2x Annual Cash Retainer	.75x Annual Cash Retainer
Nominations Committee Chair	$3,000	2x Annual Cash Retainer	.75x Annual Cash Retainer
Audit Committee Member	$6,000	2x Annual Cash Retainer	.75x Annual Cash Retainer
Compensation Committee Member	$3,000	2x Annual Cash Retainer	.75x Annual Cash Retainer

The information in these Items 1.01 and 8.01 of Form 8-K shall not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Acorda Therapeutics, Inc.

August 16, 2006	By:	/s/ Ron Cohen
Name: Ron Cohen
Title: President and Chief Executive Officer